Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Information Regarding Senior Securities” and “Experts” and to the use of our report dated February 10, 2006 incorporated by reference in the Registration Statement
(Form N-2) and related Prospectus and Statement of Additional Information of Duff & Phelps Utility and Corporate Bond Trust Inc. filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (File No. 333-136962) and in this Amendment No. 5 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-07358).

/s/    ERNST & YOUNG LLP

Chicago, Illinois

October 13, 2006